Exhibit 10.1

SECOND AMENDMENT TO THE

EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of February 10, 2015 (the “Amendment Effective Date”), by and between DDR Corp., an Ohio corporation (“DDR” or the “Company”), and David J. Oakes (“Executive”).

Executive has been and is now employed by and serving DDR as its President and Chief Financial Officer.  As of the Amendment Effective Date, Executive was appointed by the Board of Directors of DDR (the “Board”), and shall also serve as, Chief Executive Officer of DDR. Executive and DDR are currently parties to an Employment Agreement, dated April 12, 2011, as amended by the First Amendment to the Employment Agreement, dated December 31, 2012 (collectively, the “Current Agreement”), that reflects the terms pursuant to which Executive has been serving DDR. The Board, on behalf of the Company, and Executive desire to enter into this Amendment to amend the Current Agreement to reflect the terms pursuant to which Executive will continue to be employed by and serve DDR (the Current Agreement as so amended, the “Amended Agreement” or this “Agreement”). Certain capitalized terms used in this Amendment without definition have the meanings ascribed to them in the Current Agreement.

DDR and Executive agree, effective as of the Amendment Effective Date, as follows:

1. Amendment and Restatement of Section 1 of the Current Agreement. Section 1 of the Current Agreement is hereby amended and restated in its entirety as follows:

“1. Employment, Term. DDR engages and employs Executive to render services in the administration and operation of its affairs as its President, Chief Executive Officer (the “CEO”) and Chief Financial Officer effective February 10, 2015, performing such duties and having such responsibilities and authority as are customarily incident to the principal executive officers and principal financial officers of companies similar in size to, and in a similar business as, DDR, together with such other duties as, from time to time, may be specified by the Board, in a manner consistent with his status as President, CEO and Chief Financial Officer, all in accordance with the terms and conditions of this Agreement, for a term extending from the Effective Date through December 31, 2015. The period of time from the Effective Date until December 31, 2015 is sometimes referred to herein as the “Contract Period.””

2. Amendment and Restatement of Section 3 of the Current Agreement. Section 3 of the Current Agreement is hereby amended and restated in its entirety as follows:

“3. Compensation. For all services to be rendered by Executive to DDR under this Agreement during the Contract Period while Executive is employed by DDR, including services as President, CEO and Chief Financial Officer, DDR will pay and provide to Executive the compensation and benefits specified in this Section 3.”

3. Amendment and Restatement of Section 3.1 of the Current Agreement. Section 3.1 of the Current Agreement is hereby amended and restated in its entirety as follows:

“3.1 Base Salary. From and after the Effective Date and through December 31, 2012 while Executive is employed by DDR, DDR will pay Executive base salary (the “Base Salary”), in equal monthly or more frequent installments, at the rate of not less than Four Hundred Seventy-Five Thousand Dollars ($475,000) per year.  From and after January 1, 2013 and through February 9, 2015, while Executive is employed by DDR, DDR will pay Executive Base Salary, in equal monthly or more frequent installments, at the rate of not less than Five Hundred Twenty-Five Thousand Dollars ($525,000) per year.  From and after February 10, 2015 and through the end of the Contract Period while the Executive is employed by DDR, DDR will pay Executive Base Salary, in equal monthly or more frequent installments, at the rate of not less than Six Hundred Thousand Dollars ($600,000) per year, subject to such increases as the Committee or the Board may approve.”

4. Amendment and Restatement of Section 3.4 of the Current Agreement. Section 3.4 of the Current Agreement is hereby amended and restated in its entirety as follows:

“3.4 Equity Awards. During the Contract Period while Executive is employed by DDR, Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of DDR, including, without limitation, any long-term incentive compensation plans or similar programs. Executive’s participation in and benefits under any such plans or programs shall be on the terms and subject to such conditions as are specified for the particular Company plans or programs. Furthermore, in connection with his promotion to CEO, Executive shall be entitled to receive an award of 25,589 restricted shares that will vest in full on April 1, 2015. These restricted shares will be subject to the terms and conditions of the applicable restricted shares award agreement and the Company’s 2012 Equity and Incentive Compensation Plan.”

5. Counterparts. This Amendment may be executed in separate counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

6. Entire Agreement. The Amended Agreement, consisting of the Current Agreement as amended as of the Amendment Effective Date by the Amendment, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

7. Continuing Effectiveness. Except as otherwise provided herein, the Current Agreement shall continue in full force and effect in accordance with its terms.

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IN WITNESS WHEREOF, DDR and Executive have executed this Agreement as of the date first written above.

DDR CORP.

By:	/s/ David E. Weiss
David E. Weiss
Executive Vice President, General Counsel and Secretary

/s/ David J. Oakes
DAVID J. OAKES

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